[ARTICLE] 5
[MULTIPLIER]   1,000

                        APPLIED SIGNAL TECHNOLOGY, INC.
                                  EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                        (in thousands except per share)

                                                    Year Ended October 31,
                                          --------------------------------------
                                              1997         1996         1995
                                          ------------ ------------ ------------
Number of shares outstanding                    7,970        7,754        7,455

   Net effect of dilutive stock options,
   based on the treasury stock method
   using the year-end market price, if
   higher than average market price               465          165          180
                                          ------------ ------------ ------------
Total                                           8,435        7,919        7,635
                                          ============ ============ ============
Net income                                     $7,666       $1,815         $904
                                          ============ ============ ============
Net income per share                            $0.91        $0.23        $0.12
                                          ============ ============ ============